Filed pursuant to Rule 424(b)(3)
File No.  333-140295

Prospectus Supplement No. 1
(To Prospectus dated August 15, 2007)

SILVER DRAGON RESOURCES INC.

2,535,000 shares of common stock
_________________

This prospectus supplement supplements the Prospectus dated August 15, 2007, relating to the sale, transfer or distribution of up to of 2,535,000 shares of our common stock. This prospectus supplement should be read in conjunction with the Prospectus.

_________________

Quarterly Report on Form 10-QSB

On November 14, 2007, we filed with the Securities and Exchange Commission the attached Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007. The text of the 10-QSB is attached hereto.

_________________

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 6 of the Prospectus.

_________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus supplement is November 16, 2007

U. S. SECURITIES AND EXCHANGE COMMISSION
 Washington, D. C. 20549

_____________________________________________

FORM 10-QSB

(Mark One)

[X] Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended September 30, 2007

  [   ] Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from ________ to ________

Commission File Number 0-29657

_________________________________________________

SILVER DRAGON RESOURCES INC.
(Exact name of small business issuer as specified in its charter)

Delaware	33-0727323
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5160 Yonge Street, Suite 803
Toronto, Ontario M2N 6L9
(Address of Principal Executive Offices)

(416) 223-8500
 (Issuer's telephone number)

(Former name, former address and former fiscal year, if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes    X                 No ____

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ____            No     X

APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: The issuer had 65,571,488 shares of its Common Stock, $0.0001 par value, as of November 14, 2007.

Transitional Small Business Disclosure Format: Yes____             No     X

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2007 and 2006
(UNAUDITED)

CONTENTS

Condensed Consolidated Balance Sheet as at September 30, 2007	1

Condensed Consolidated Statements of Operations and Comprehensive Loss for the

Three and Nine Month Periods Ended September 30, 2007 and 2006, and Cumulative for
the Period from June 15, 1996, [Date of Inception] Through to September 30, 2007	2-3

Condensed Consolidated Statements of Cash Flows for the Nine Month Periods
Ended September 30, 2007 and 2006, and Cumulative for the Period from June 15,
1996, [Date of Inception] Through to September 30, 2007	4-5

Notes to the Condensed Consolidated Financial Statements	6-16

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Condensed Consolidated Balance Sheet
(Unaudited)

September 30,
2007
ASSETS
Current Assets
Cash and cash equivalents	$ 22,084
Other receivables	200,214
Current portion of deferred expenses	1,094,557
Total Current Assets	1,316,855

Deferred Expenses	567,291
Plant and Equipment, net (note 4)	536,488
Mineral Rights (note 5)	9,076,897

Total Assets	$ 11,497,531

LIABILITIES
Current Liabilities
Accounts payable (note 9)	$ 873,708
Accrued liabilities	1,196,342
Loan payable (note 6)	250,000
Related party loans payable (note 8)	578,109
Total Current Liabilities	2,898,159

Total Liabilities	2,898,159

Commitments and Contingencies (note 13)

STOCKHOLDERS' EQUITY
Capital Stock (note 7)
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, none issued and outstanding

Common stock, $0.0001 par value, 150,000,000 shares authorized 66,321,488 shares issued and	6,632
outstanding

Additional Paid-in Capital (note 7)	28,511,527
Deficit Accumulated During the Exploration Stage	(19,916,756)
Accumulated Comprehensive Loss	(2,031)
Stockholders' Equity	8,599,372

Total Liabilities and Stockholders' Equity	$ 11,497,531

The accompanying notes are an integral part of these condensed consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the Three and Nine Month Periods Ended September 30, 2007 and 2006, and
Cumulative for the Period from June 15, 1996 [date of inception]
Through to September 30, 2007
(Unaudited)
	For the 3 month periods ended		For the 9 month periods ended		For the period from
	September	September	September	September	June 15, 1996
	2007	2006	2007	2006	[date of inception]
					to September 30,
					2007

Revenues	$ -	$ -	$ -	$ -	$ 64,888

Cost of Revenues	-	-	-	-	74,482

Gross Loss	-	-	-	-	(9,594)

Operating Expenses
General and administrative	2,712,921	862,244	5,740,635	5,427,304	14,156,575
Exploration	1,239,597	744,226	2,807,553	2,087,879	5,034,249
Development (non-mining)	-	-	-	-	60,000
Total Operating Expenses	3,952,518	1,606,470	8,548,188	7,515,183	19,250,824

Loss From Continuing Operations	(3,952,518)	(1,606,470)	(8,548,188)	(7,515,183)	(19,260,418)

Other Income (Expenses)
Interest expense	(7,196)	-	(7,196)	-	(43,713)
Interest income – related parties	-	-	-	-	15,905
Interest expense - related parties	-	-	-	-	(8,422)
Settlement with Cyper Entertainment, Inc.	-	-	-	-	(80,000)
Loss on disposal of asset	-	-	-	-	(15,371)
Loss on investment	-	-	-	-	(61,240)
Loss on sale of marketable securities	-	(492,043)	-	(492,043)	(389,365)
Other income (expense)	(1,751)	-	-	-	(24,398)
Total Other Income (Expenses)	(8,947)	(492,043)	(7,196)	(492,043)	(606,604)

Net Loss Before Income Tax	$ (3,961,465)	$ (2,098,513)	$ (8,555,384)	$ (8,007,226)	$ (19,867,022)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the Three and Nine Month Periods Ended September 30, 2007 and 2006, and
Cumulative for the Period from June 15, 1996 [date of inception]
Through to September 30, 2007 (cont’d)
(Unaudited)
	For the 3 month periods ended		For the 9 month periods ended		For the period from
	September	September	September	September	June 15, 1996
	2007	2006	2007	2006	[date of inception]
					to September 30,
					2007

Net Loss Before Income Tax (carried forward)	$ (3,961,465)	$ (2,098,513)	$ (8,555,384)	$ (8,007,226)	$ (19,867,022)

Provision for Income Taxes
Current	-	-	-	-	-
Deferred	-	-	-	-	-
Net Loss From Continuing Operations, After Tax	(3,961,465)	(2,098,513)	(8,555,384)	(8,007,226)	(19,867,022)

Minority Interest	-	-	4,241	-	253,021

Loss From Discontinued Operations
Loss from discontinued operations (net of tax)	-	(235,755)	-	(235,755)	(302,755)
Net Loss From Discontinued Operations	-	(235,755)	-	(235,755)	(302,755)

Net Loss	(3,961,465)	(2,334,268)	(8,551,143)	(8,242,981)	(19,916,756)

Foreign exchange adjustment	41,689	-	(469)	(47,765)	(2,031)
Comprehensive Loss	$ (3,919,776)	$ (2,334,268)	$ (8,551,612)	$ (8,290,746)	$ (19,918,787)

Net loss per common share – basic and diluted	($0.06)	($0.04)	($0.13)	($0.18)

Net loss on discontinued operations per common
share – basic and diluted	-	($0.00)	-	($0.01)

Weighted average number of common shares
outstanding – basic and diluted	65,622,031	52,825,750	63,542,309	47,123,830

The accompanying notes are an integral part of these condensed consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Condensed Consolidated Statements of Cash Flows
For the Nine Month Periods Ended September 30, 2007 and 2006, and
Cumulative for the Period from June 15, 1996 [date of inception]
Through to September 30, 2007
(Unaudited)

	For the 9 month periods ended		For the period
	September 30	September 30	June 15, 1996
	2007	2006	[date of inception]
			to September
			30, 2007

Cash Flows from Operating Activities
Net loss	$ (8,551,143)	$ (8,242,981)	$ (19,916,756)
Adjustments for:
Depreciation	64,201	5,640	123,928
Write-down of assets	-	-	99,867
Deferred offering costs	50,000	-	50,000
Settlement of Cyper reverse acquisition	-	-	80,000
Stock-based compensation	1,970,064	3,590,942	5,964,692
Minority interest	(4,241)	-	(253,021)
Net loss from discontinued operations	-	235,755	302,755

Changes in non-cash working capital:
Other receivables	187,407	(283,734)	(468,983)
Accounts payable	736,598	224,297	999,170
Accrued liabilities	701,825	21,000	1,865,569

Net Cash Used in Operating Activities	(4,845,289)	(4,449,081)	(11,152,779)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Condensed Consolidated Statements of Cash Flows
For the Nine Month Periods Ended September 30, 2007 and 2006, and
Cumulative for the Period from June 15, 1996 [date of inception]
Through to September 30, 2007 (cont’d)
(Unaudited)

	For the 9 month periods ended		For the period
	September 30	September 30	June 15, 1996
	2007	2006	[date of inception]
			to September
			30, 2007

Cash Flows from Investing Activities
Investments in mineral rights	(100,000)	(852,197)	(1,554,877)
Acquisition of plant and equipment	(198,045)	(68,263)	(506,864)
Investment in other	-	-	(21,221)

Net Cash Used in Investing Activities	(298,045)	(920,460)	(2,082,962)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	1,493,000	3,929,405	12,643,264
Proceeds from subscriptions receivable, net	(50,000)	2,160,000	(50,000)
Share issuance costs	(35,000)	-	(70,000)
Purchase of treasury shares	-	(233,952)	(392,830)
Deferred offering costs	-	-	(50,000)
Loans received	250,000	-	250,000
Related party loans received	578,109	-	578,109
Related party advances, net	9,186	(137,824)	98,292
Minority interest	-	-	253,021

Net Cash Provided by Financing Activities	2,245,295	5,717,629	13,259,856

Effect of Exchange Rate Changes	(469)	(47,765)	(2,031)

Change in Cash and Cash Equivalents	(2,898,508)	300,323	22,084

Cash and Cash Equivalents - beginning of period	2,920,592	303	-

Cash and Cash Equivalents - end of period	$ 22,084	$ 300,626	$ 22,084

The accompanying notes are an integral part of these condensed consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Condensed Consolidated Financial Statements
September 30, 2007 and 2006
(Unaudited)

1.	Nature of Business and Basis of Presentation

Silver Dragon Resources Inc. ("SDR" or the "Company") a Delaware corporation, was incorporated on May 9, 1996. The Company is headquartered in Ontario, Canada and operates primarily in the United States, Mexico and China. On June 15, 1996, SDR acquired all of the outstanding stock of California Electric Automobile Co., Inc. ("CEAC"), a California corporation incorporated on November 14, 1995.

The Company is in the exploration stage as defined in Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No.7. "Accounting and Reporting For Development Stage Enterprises." To date, the Company has generated minimal sales and has devoted its efforts primarily to developing its products, implementing its business strategy and raising working capital through equity financing or short-term borrowings.

The Company's mission is to acquire and develop a portfolio of silver properties in proven silver districts globally.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for condensed financial information and the requirements of item 310 (b) of Regulation S-B. Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments), which, in the opinion of management, are necessary for a fair presentation of the results for the periods presented. Except for the adoption of new accounting policies as disclosed in note 3, there have been no significant changes of accounting policy since December 31, 2006. The results from operations for the period are not necessarily indicative of the results expected for the full fiscal year or any future period. These unaudited condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements and notes for the year ended December 31, 2006.

2.	Going Concern and Exploration Stage Activities

The Company's unaudited condensed consolidated financial statements for the nine months ended September 30, 2007 have been prepared in accordance with accounting principles generally accepted in the United States of America with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. The Company has incurred a net loss of $8,551,143 for the nine months ended September 30, 2007 (2006 - $8,242,981), and has accumulated losses since inception of $19,916,756. The Company's continuation as a going concern is uncertain and dependant on successfully bringing its services to market, achieving future profitable operations and obtaining additional sources of financing to sustain its operations. In the event the Company cannot obtain the necessary funds, it will be necessary to delay, curtail or cancel further acquisitions and exploration and development activities. The Company is pursuing additional financing; however, there can be no assurance that the Company will be able to secure financing when needed or obtain such on terms satisfactory to the Company, if at all.

The unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Condensed Consolidated Financial Statements
September 30, 2007 and 2006
(Unaudited)

3. Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115”(“SFAS No. 159”). SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. SFAS No. 159 is effective for the Company's fiscal year 2008. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. The Company is currently evaluating the impact, if any, of SFAS No. 159 on the Company's consolidated financial statements.

On May 2, 2007, the FASB issued FASB Interpretation FIN No. 48-1, “Definition of Settlement in FASB Interpretation 48” (“FIN 48-1”). FIN 48-1 amends FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”, to provide guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The guidance in FIN 48-1 shall be applied upon the initial adoption of FIN 48. Accordingly, the Company has applied the provisions of FIN 48-1 effective January 1, 2007. The adoption of FIN 48-1 did not have a material impact on the Company’s results of operations and financial condition.

In May 2007, the FASB issued a FASB Staff Position on FIN 46(R)-7, "Application of FASB Interpretation No. 46(R) to Investment Companies" ("FSP FIN 46 (R)-7"). FSP FIN 46(R)-7 addresses the application of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities", by an entity that accounts for its investments in accordance with the specialized accounting guidance in the American Institute of Certified Public Accountants (“AICPA”) Audit and Accounting Guide, "Investment Companies" (the “Guide”). The adoption of FSP FIN 46(R)-7 did not have a material impact on the Company's results of operations and financial condition.

In June 2007, the AICPA issued Statement of Position ("SOP") No. 07-1, ''Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP No. 07-1”). SOP No. 07-1 clarifies when an entity may apply the provisions of the Guide. Investment companies that are within the scope of the Guide report investments at fair value; consolidation or use of the equity method for investments is generally not appropriate. SOP No. 07-1 also addresses the retention of specialized investment company accounting by a parent company in consolidation or by an equity method investor. SOP No. 07-1 is effective for fiscal years beginning on or after December 15, 2007 with early adoption encouraged. The Company is currently evaluating the impact, if any of SOP No. 07-1 on the Company’s consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Condensed Consolidated Financial Statements
September 30, 2007 and 2006
(Unaudited)

3.	Recent Accounting Pronouncements (cont’d)

On September 5, 2007, the FASB published Proposed FSP No. APB 14-a, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.” The proposed FSP applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS 133. Convertible debt instruments within the scope of the proposed FSP are not addressed by APB 14. Therefore, the liability and equity components of convertible debt instruments within the scope of the proposed FSP shall be separately accounted for in a manner that will reflect the entity’s nonconvertible debt borrowing rate. This will require an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component would be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. The Company is currently reviewing the effect, if any, if the proposed FSP were to be adopted.

4.	Plant and Equipment, net

		Accumulated	September 30, 2007
	Cost	Depreciation	Net book value

Computer hardware	$ 134,383	$ 48,967	$ 85,416
Computer software	45,122	-	45,122
Vehicles	169,696	53,714	115,982
Office equipment	71,859	9,109	62,750
Mine equipment	48,056	14,946	33,110
Buildings	29,405	1,103	28,302
Leasehold improvements	179,250	13,444	165,806

	$ 677,771	$ 141,283	$ 536,488

The Company did not claim any depreciation on the computer software as it has not been commissioned.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Condensed Consolidated Financial Statements
September 30, 2007 and 2006
(Unaudited)

5. Mineral Rights

Cerro Las
	Sino-Top	Minitas
	China	Mexico	Total

Balance at December 31, 2006	$ 3,471,152	$ 2,845,745	$ 6,316,897
Expenditures January 1 – September 30, 2007	2,660,000	100,000	2,760,000

Balance at September 30, 2007	$ 6,131,152	$ 2,945,745	$ 9,076,897

Sino-Top, China

On March 19, 2007, the Company entered into an agreement with certain individuals to acquire an additional 30% ownership interest in Sino-Top, increasing its total equity position from 60% to 90%, in exchange for 2,000,000 restricted shares of common stock of the Company valued at $2,660,000. On May 16, 2007 the Company received the certificate of approval from the Ministry of Commerce in China to increase its ownership and released the shares held in escrow.

The Company has also committed to invest approximately $1,529,000 into Sino-Top towards exploration and property maintenance on the nine properties in the portfolio, with the intention of bringing the Erbahuo mine into production in 2008 and conducting advanced stage exploration on two properties (Zuanxinhu and Saihanaobao). As of September 30, 2007, the Company paid $1,093,000 of this amount to Sino-Top.

To date, all mineral property and rights acquisition costs are capitalized and all exploration and development costs are expensed.

Cerro Las Minitas, Mexico

On March 8, 2006, Silver Dragon Mining De Mexico S.A. de C.V (“Silver Dragon Mexico”) entered into an agreement with Minera Real Victoria, S.A. De C.V. ("Minera") wherein Minera assigned to Silver Dragon Mexico the mining and exploration rights to a mining concession known as "Puro Corazon" which includes an operating mine, totaling approximately 9 hectares, in Guadalupe, Durango, Mexico in consideration for the payment to Minera of $400,000 and the issuance of 2,000,000 restricted common stock valued at $1,372,000. The purchase price of $1,742,000 is payable as follows:

i)	$100,000 was paid on March 13, 2006;

ii)	$100,000 was paid on September 11, 2006;

iii)	$100,000 was paid on March 14, 2007;

iv)	$100,000 is payable on March 8, 2008, and

v)	2,000,000 restricted common stock of the Company were issued on June 9, 2006.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Condensed Consolidated Financial Statements
September 30, 2007 and 2006
(Unaudited)

5.	Mineral Rights (cont’d)

On March 9, 2006, Silver Dragon Mexico obtained the consent of Silvia Villasenor Haro, the owner of Puro Corazon concession, for the assignment of the mining and exploration rights from Minera to Silver Dragon Mexico in consideration for the payment of $50,000. In addition, the exploration rights agreement was amended as follows:

i)

The consideration to be paid to the owner for granting the exploration rights shall be $1.50 per ton of economic ore that is extracted from the mine, due and payable monthly, effective six months from the date of execution of the agreement, at a guaranteed minimum of $3,500 per month irrespective of ore extraction.

The Company as of September 30, 2007 has paid guaranteed minimum payments in the amount of $45,500 (nine month period ended September 30, 2007 - $31,500 and 2006 - $3,500) which are included in exploration expenses.

ii)

Silver Dragon Mexico will have the option to purchase the Puro Corazon concession and the price shall be $2,000,000 if exercised within 3 years, or $3,000,000 if exercised within 5 years, from the date of execution of the agreement of consent to assignment of rights.

6.	Loan Payable

The loan payable in the amount of $250,000 is from an individual, is unsecured, non-interest bearing and is due on demand.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Condensed Consolidated Financial Statements
September 30, 2007 and 2006
(Unaudited)

7. Capital Stock

	Number of	Common	Additional Paid -
	Shares	Stock	in Capital

Balance, December 31, 2006	61,460,533	$ 6,146	$ 21,967,763

Issued for cash	1,489,000	148	1,438,852
Issued for cash pursuant to exercise of share purchase
warrants	5,000	1	3,999
Issued for services, at fair value	1,643,500	164	1,804,086
Issued for acquisition of property, at fair value (Note 5)	2,000,000	200	2,659,800
Warrants issued for services, at fair value	-	-	323,000
Options issued, at fair value	-	-	349,000
Share issuance costs	-	-	(35,000)
Shares cancelled in the period	(276,545)	(27)	27

Balance, September 30, 2007	66,321,488	$ 6,632	$ 28,511,527

Stock Issuances

On February 5, 2007 the Company closed a private placement totaling 584,000 units at $1.00 per unit for gross proceeds of $584,000. Each unit consists of one share of the Company’s common stock and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.

On April 2, 2007 the Company closed a private placement totaling 230,000 units at $1.00 per unit for gross proceeds of $230,000. Each unit consists of one share of the Company’s common stock and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.

On April 2, 2007 the Company issued 5,000 of the Company’s restricted common stock to an individual, pursuant to an administrative services contract dated May 16, 2006, for fair value of $9,100.

On April 2, 2007 the Company issued 50,000 shares of the Company’s restricted common stock to an individual, pursuant to an administrative services contract dated August 29, 2006, for fair value of $91,000.

On April 2, 2007 the Company issued 100,000 shares of the Company’s restricted common stock and 400,000 share purchase warrants to certain individuals, pursuant to investor relations service contracts dated March 1, 2007, for fair value of $488,900. The warrants are exercisable any time during a five year period from March 1, 2007 to purchase 200,000 shares at $2.50 per share and 200,000 shares at $3.00 per share.

On April 9, 2007 the Company issued 25,000 shares of the Company’s restricted common stock to a company, pursuant to a twelve month investor relations contract dated April 6, 2007, for fair value of $53,750.

On April 30, 2007 the Company issued 5,000 shares of the Company’s unrestricted common stock at $0.80 per share upon the exercise of warrants.

On May 2, 2007 the Company issued 38,500 shares of the Company’s restricted common stock to a company for services rendered in connection with a private placement, for fair value of $38,500.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Condensed Consolidated Financial Statements
September 30, 2007 and 2006
(Unaudited)

7.	Capital Stock (cont’d)

On May 22, 2007 the Company closed a private placement totaling 175,000 units at $1.00 per unit for gross proceeds of $175,000. Each unit consists of one share of the Company’s common stock and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.

On June 12, 2007 the Company issued 75,000 shares of the Company’s restricted common stock to a company, pursuant to an investor relations services contract dated May 29, 2007, for fair value of $69,000.

On June 27, 2007 the Company issued 50,000 shares of the Company’s restricted common stock to a company, pursuant to a consulting services contract dated June 15, 2007, for fair value of $34,000. Under the contract an additional 50,000 restricted common shares are issuable at six months from June 15, 2007.

On July 27, 2007 the Company closed a private placement totaling 500,000 units at $1.00 per unit for gross proceeds of $500,000. Each unit consists of one share of the Company’s common stock and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.

On July 27, 2007 the Company issued 550,000 shares of the Company’s restricted common stock to a company, in fulfillment of obligations under an investor relations service contract dated December 8, 2005, for fair value of $638,000.

On August 17, 2007 the Company issued 250,000 of the Company’s restricted common stock to an individual, pursuant to an accounting services contract effective July 2, 2007, for fair value of $232,500.

On August 17, 2007 the Company issued 500,000 of the Company’s restricted common stock to a director and officer of the Company, for fair value of $472,500.

Treasury Stock

In 2006, the Company acquired 276,545 common shares of the Company through a corporation controlled by a Director of the Company for $392,830. The shares were returned to the treasury during the current year and cancelled.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Condensed Consolidated Financial Statements
September 30, 2007 and 2006
(Unaudited)

7.	Capital Stock (cont’d)

Warrants and Options

As at September 30, 2007, warrants and options to purchase 13,169,000 shares were outstanding, having an exercise price between $0.80 and $5.00 per share with an average remaining contractual life of 1.3 years.

		Weighted
	Number of	average exercise
	warrants	price
Balance, January 1, 2007	9,785,000	$3.19
Issued during the period	3,389,000	$3.02
Exercised during the period	(5,000)	$0.80
Balance, September 30, 2007	13,169,000	$3.15

As at September 30, 2007 the range of exercise prices of the outstanding warrants and options were as follows:

			Weighted
	Number of	Average remaining	average exercise
Range of exercise prices	warrants	contractual life	price
$0.80 - $1.00	1,695,000	1.36 years	$0.93
$1.01 - $2.00	5,537,000	1.18 years	$2.00
$2.01 - $5.00	5,937,000	1.40 years	$4.85

Warrants were valued using the Black-Scholes model, using the weighted average key assumptions of volatility of 120% - 138%, a risk-free interest rate of 4.2% - 5.0%, a term equivalent to the life of the warrant, and reinvestment of all dividends in the Company of zero percent.

During the period, 500,000 stock options, exercisable at a price of $0.945 within a three year period from August 15, 2007, were issued to a director and officer of the Company. These options were valued at $349,000 using the Black-Scholes model, using key assumptions of volatility of 125.19%, a risk-free interest rate of 4.31%, a term equivalent to the life of the options, and reinvestment of all dividends in the Company of zero percent.

8. Related Party Loans Payable

As at September 30, 2007, the related party loans payable consisted of the following:

Loans from directors or companies controlled by directors in the amount of $365,000 are unsecured, non-interest bearing and have no fixed terms of repayment. Subsequent to the period $350,000 was converted to equity (Note 14).

Loan from the minority investor in the joint venture in which the Company holds a 90% equity interest, in the amount of $213,109 is unsecured, bearing interest at 7.29% per annum and is due on demand.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Condensed Consolidated Financial Statements
September 30, 2007 and 2006
(Unaudited)

9.	Related Party Transactions

During the nine month period ended September 30, 2007, the Company paid $216,000 (nine months ended September 30, 2006 – $216,000) to a company controlled by a director for services rendered other than in his capacity as director.

During the nine month period ended September 30, 2007, the Company paid $40,000 (2006 – $ Nil) for administrative services to an individual related to a director.

As at September 30, 2007, the accounts payable amount included an amount of $6,424 to a company controlled by a director of the Company.

10.	Income Taxes

The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.

Potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The Tax Reform Act of 1986 (Internal Revenue Code) imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change", as defined by the Internal Revenue Code. Federal and State net operating losses are subject to limitations as a result of these restrictions. Under such circumstances, the Company's ability to utilize its net operating losses against future income may be reduced.

11.	Statements of Cash Flows Supplemental Disclosures

For the nine month periods ended September 30, 2007, and September 30, 2006, there were no cash payments for income taxes. Cash payments for interest expense amounted to $7,196 (2006 - $ Nil).

12.	Litigation

The Company is not aware of any pending actions or litigation arising from current or past environmental practices that are likely to have a material adverse impact on its financial position. In the normal course of its operations, the Company has been or, from time to time, may be named in legal actions seeking monetary damages. While the outcome of these matters cannot be estimated with certainty, management does not expect that they will have a material effect on the Company's business or financial condition or results of operations.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Condensed Consolidated Financial Statements
September 30, 2007 and 2006
(Unaudited)

13. Commitments and Contingencies

On April 1, 2007, the Company entered into a five year lease agreement for office space with an option to renew for an additional five years. The future minimum commitment under the lease obligations for office premises are as follows:

2008	$ 51,570
2009	$ 55,868
2010	$ 57,300
2011	$ 57,300
2012	$ 14,325

In addition, the Company is required to pay its proportionate share of realty taxes and certain other occupancy costs under the terms of the lease.

14.	Subsequent Events

On October 2, 2007 the Company issued 360,000 restricted common shares as compensation to extend an existing consulting agreement for an additional year, for fair value of $252,000.

On October 3, 2007 a director, through a company controlled by the director, loaned a further $200,000 to the Company. On October 19, 2007, $150,000 of the loan was converted to equity.

On October 10, 2007 the Company issued 500,000 warrants to a director, exercisable at a price of $0.75 per share and expiring October 10, 2012, for fair value of $287,000.

On October 10, 2007 the Company engaged the services of a consultant for a term of twelve months. On October 19, 2007 the Company issued 180,000 restricted common shares as compensation under the terms of the contract, for fair value of $207,000.

On October 19, 2007 the Company issued 500,000 units in the capital of the Company to certain directors or companies controlled by the directors as consideration for the conversion of loans payable in the amount of $350,000 as of September 30, 2007 (Note 8) and additional loans made on October 3, 2007 in the amount of $150,000. Each unit consists of one common share and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable within a two year period from October 19, 2007.

On November 2, 2007 the Company issued 500,000 warrants to a director, exercisable at a price of $0.60 per share and expiring November 2, 2012, for fair value of $250,000.

On November 7, 2007 1,000,000 warrants exercisable at $1.00 per share expired.

15.	Comparative Information

Certain comparative figures have been reclassified to conform to the current period’s condensed consolidated financial statement presentation.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Condensed Consolidated Financial Statements
September 30, 2007 and 2006
(Unaudited)

16. Restatement of Previously Issued Consolidated Financial Statements

During the three month period ended September 30, 2007 the Company became aware of an accounting error affecting previously issued consolidated financial statements. The Company determined that it had expensed in error, a deposit towards improvements to the leased premises that it currently occupies, in the amount of $153,552 during the year ended December 31, 2006.

As a result, the Company is retroactively restating the previously issued consolidated financial statements for the year ended December 31, 2006 resulting in a decrease in the net loss of $153,552 and a respective increase in current portion of deferred expenses. There is no change in net loss per common share.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

CERTAIN FORWARD-LOOKING INFORMATION

Certain statements in this Quarterly Report on Form 10-QSB may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements, expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed herein. The words "believe", "expect", "anticipate", "seek" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date the statement was made. The Company's financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by the Company with the Securities and Exchange Commission, including the Company's most recent Form 10-KSB.

Plan of Operation (all figures stated in US Dollars unless otherwise stated)

Overview.

Our primary objective is to explore for silver minerals and, if warranted, to develop those existing mineral properties. Our secondary objective is to locate, evaluate, and acquire other mineral properties, and to finance our exploration and development through equity financing, by way of joint venture or option agreements or through a combination of both.

Plans for the Year 2007.

China

Our property in China has been and is being aggressively drilled, however, drilling will stop for the winter months commencing in November 2007. A test operation has commenced to provide basic data on design, ore dressing and business profits to be used in planning for future large-scale production. Geologic mapping, trenching and drilling work is underway for three of the properties known as Saihanaobao, Zhuanxinhu and Laopandao Beihou. The initial NI 43-101 report on the Erbaohuo property was released on July 17, 2007.

The NI 43-101 report recommends additional work in the areas of QA, QC, sampling, survey drill hole recovery and additional sample data for both more reliable interpretation and interpolation. The report recommends that the work be carried out in two phases but that the Phase 2 exploration work not be contingent on the results of Phase 1. However Phase 2 should not commence until Phase 1 is completed. The results of Phase 1 will assist the planning of Phase 2 exploration.

Phase 1

  Compile all existing geophysical surveys and extend an induced polarisation survey over the concession area, replacing any lines from historical exploration that have any doubt. Compile all available data.

  Conduct a gravity survey.

  Conduct a magnetic survey and process an image using the very latest software. All magnetic data will be DGPS registered and reduced to pole.

  Generate a full 3D geological model of the deposit. Such a geological model should help to better understand the morphology of the mineralized lodes and also to assign specific gravity values on the basis of rock types.

  Substantially increase the specific gravity determinations database.

  Add geology modeling software and plotting facilities at the site office, including 3D modeling and GIS. Compile all existing data.

  Generate a total station surveyed surface DTM tying in with the existing closed survey station control.

  Open up the previous workings, ensure sufficient support and use these for underground sampling and drilling.

  Produce a 3D wireframed model of all old workings.

  Integrate detailed geological mapping with multi-spectral Landsat and ultra-detailed imagery from Ikonos satellite imagery. Integrate with IP and gravity survey data. This will add structural and lithological data and will identify zones of alteration. Multi-spectral Landsat and satellite radar imagery can be processed using advanced techniques at the Beijing Institute of Remote Sensing.

Phase 2:

There is additional resource potential for Erbahuo; both along strike and in some areas at depth. It is recommended to carry out additional brownfields exploration to increase the understanding of the geology, and conduct additional drilling. The 3d model indicates that the resource can possibly be extended along strike and is open at depth in some sections. Drilling from surface and possibly from underground should be employed to explore for additional resources at depth and to close the resource along strike. Use the developed 3d models to plan infill drill and other sampling programs. Diamond drilling of 10 holes for 3,000 metres should be planned to infill and target strike and depth resource potential. At least 2 drill holes should twin old holes to check for bias and to determine if historical drilling should be retained in the database or replaced. The cost of drilling is around $100/metre and for assaying $60/assay. We intend to ensure international standard drill program supervision and procedures, downhole deviation measurement, depth of drilling versus core run checks and improve core recovery for the drilling. The drillcore must be stored in a core farm. We will follow the exploration program recommended by the NI 43-101 report and revisit the program on a quarterly basis.

Management has decided to discontinue it’s consideration of the acquisition from Hubei Silver and Cistex of a 60% equity interest in Hubei Silver which holds the exploration and mining rights to the Hubei Silver Mine located in Zhushan County, Shiyan City, Hubei Province, China due to the inability of Hubei Silver to deliver the requisite information necessary for us to conduct our due diligence and confirm the value of Hubei Silver.

Mexico

Our mining and exploitation activities in Mexico are in the exploration stage. We are in the process of exploring the concessions through drilling, trenching and drifting. Our objective is to find new ore bodies and expand the resource of the existing ore bodies. There are currently four mining shafts, which were used to extract underground ore in the past. We are planning to build a ramp directly to the main ore body in order to extract the ore daily and load it onto trucks for transport to a processing plant. An initial NI 43-101 report has been completed and concluded that the exploration done by Silver Dragon Mexico during 2006 indicates that the potential resources inferred there justify the cost of further exploration and development. The cost of this report was approximately $25,000.

The NI 43-101 report recommends a program of detailed geologic mapping, surface geochemical sampling and ground magnetic sampling to collect the basic geotechnical information that will be necessary to support an effective exploration and development program at Cerro Las Minitas. The program will include geologic mapping of the entire outcropping portion of the Cerro Las Minitas Dome at a scale of 1:2000, with more detailed mapping in areas of special interest, and definition of project stratigraphy in detail from examination of exposures and drill core. Additionally, the program will include reconnaissance geochemical soil and rock sampling and ground magnetic surveying to cover the entire property. This first phase program will include drilling 30 diamond drill holes from surface (4500 meters) to develop oxide resources identified on the property and an additional six diamond drill holes (1200 meters) drilled from underground in the Puro Corazón mine to further develop discoveries of sulfide mineralization made during the 2006 drilling program. The goals of this program are:

1.

To compile a basic database of geotechnical information to support effective exploration at Cerro Las Minitas. All existing data will be incorporated into the database and recorded on maps, data sheets and reports on the various categories of geotechnical information. This geotechnical data will bear heavily on every phase of the Cerro Las Minitas Project and is strongly recommended.

2.

To define, by analysis of geotechnical data collected, the sites on the property that offer the best potential for near-term discovery of near-surface oxide ore. Those discoveries are anticipated to extend downwards into unoxidized sulfide ores. Definition of the most favorable sites for further exploration expenditure will enhance the effectiveness of the Project and hasten its development and is strongly recommended.

3.

To define and develop the inferred oxide resources that have been identified on the property, including drilling, trenching and preliminary metallurgical tests. Oxide resources already identified on the property offer the best potential for near-term, low-cost production from the project and justify this expenditure.

4.

To define and further develop the carbonate replacement Ag-Pb-Zn mineralization that was discovered west of the Puro Corazón mine in 2006. The exploration model suggests that carbonate replacement deposits at Cerro Las Minitas may offer the greatest long-term production potential on the property and justifies this investigation.

We will follow the exploration program recommended by the NI 43-101 report and revisit the program on a quarterly basis. Currently, surface geochemical sampling and geologic mapping are underway to define drill targets in the southwest of the Puro Curazon working and to the southeast of the La Pina-La Bocona workings. In La Chiva structure in the Puro Corazon workings, work is underway to define grades and tonnages. De-watering of the lower levels of both the Puro Corazon and La Bocona mines and rehabilitation of old workings are underway.

We expect the cost of exploration activities, mine development and administration costs in Mexico over the next 12 months to be approximately $2,400,000.

Cash Requirements.

We will need significant additional funds to continue operations, which we may not be able to obtain. We estimate that we must raise approximately $6 million over the next 12 months to fund our anticipated capital requirements and our obligations under the agreements for the concessions in Cerro las Minitas, Mexico and the agreement with Sino-Top, as well as the costs of exploration, mine development and administration.

Our agreement with Jaime Muguiro Pena required us to make a $450,000 payment along with 450,000 common shares in 2006. Our agreement with Minera Real Victoria, S.A. de C.V. required us to make a $100,000 payment on closing along with 2,000,000 common shares in 2006, further payments of $100,000 on September 11, 2006, and March 14, 2007, as well as one final payment of $100,000 due next year. We estimate that we will need to raise approximately $2,400,000 to meet our obligations under the Cerro las Minitas agreements, as well as to continue with the exploration and mining of the properties throughout 2008. In addition, we will require an additional $2,000,000 should we choose to exercise the option to purchase the mining concession from Silvia Villasenor Haro within 3 years of the closing, or $3,000,000 within 5 years of the closing. We currently do not have arrangements in place to raise the capital to fund these obligations.

Our agreement with Sino Silver and Sino-Top required us to make a $150,000 payment on closing, with a further payment of $100,000 made on May 20, 2006, and a balance of $400,000, which was paid, and the 2,000,000 common shares held in escrow were released, on November 7, 2006 when we received approval to the transaction by authorities in China. We have advanced a total of $1,123,000 to Sino Top to date for further exploration of the mining properties. We estimate that we will require a minimum of $3,600,000 for exploration and mining through the end of 2008.

We have historically satisfied our working capital requirements through the private issuances of equity securities as well as advances from related parties. We will continue to seek additional funds through such channels and from collaborative and other arrangements with corporate partners. In particular, we will need $6 million in additional funding to continue our operations for the next twelve months. If we fail to obtain sufficient funds, we may need to delay, scale back or terminate some or all of our mining exploration programs.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or contractual obligations that have had or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that have not been disclosed in our financial statements.

Competitive Factors

The silver mining industry is fragmented, with many silver prospectors and producers, small and large. We do not compete with anyone with respect to our Chinese properties or on the Cerro las Minitas properties. There is no competition for the exploration or removal of minerals from these properties. We will either find silver on the properties or not. If we do not, we will cease or suspend further investment.

With respect to selling silver, we compete with both existing silver supplies and other silver producers. If the supply of silver exceeds demand in any given period, prices will fall until supply and demand is brought into balance. Many of these companies have substantially greater technical and financial resources than us. Thus we may be at a disadvantage with respect to some of our competitors.

Governmental Approvals and Regulations

Our mineral exploration programs are subject to the regulations of various Chinese and Mexican authorities.

Regulatory Obligations in Mexico

In Mexico, our mining activities are governed by the General Mining Law and the regulations promulgated thereunder.

We obtained initial authorizations and the relevant permits for the exploration of Cerro Las Minitas from the Ministry of Natural Resources (SEMARNAT). The initial authorization from SERMARNAT authorizing us to initiate the excavation of the soil on Cerro Las Minitas was issued in 2006. The excavation of soil must be carried out using digger machines, which are registered and authorized by SEMARNAT. Our machines are duly registered and authorized by SEMARNAT.

After the exploration stage, mining activities in Mexico are carried out in accordance with the permit issued by the General Direction of Mining Ministry of Economy under the plan of operations for mining activity submitted by an applicant. Since our current activities in Mexico are in the exploration stage, we have not yet submitted a plan of operations. After receiving confirmation of the existence of minerals, we are required to file an application with the General Direction of Mining of the Ministry of Economy to obtain concession titles for the exploitation of the minerals. As of today, we have obtained sixteen (16) Concession Titles for the Exploitation of Minerals in Cerro Las Minitas, which titles were granted according to the applicable provisions of the General Mining Law. We are further required to obtain additional permits commonly referred to as the Sole Environmental License from SEMARNAT and the National Water Commission (NWC). After we successfully obtain concession titles, we are required to submit annual reports in May of each year, detailing the work performed during the designated year on the properties specified by such concession titles.

Once mining activities commence, we must obtain additional permits and authorizations from the Ministry of Labor to operate special machinery used for the exploration of the Mining Field. Such special machinery includes but are not limited to pressured containers, boilers and other machinery designated for mining that are regulated by various National Official Norms (NOM). We are also required to file reports on safety, hygiene and minimum wage of our workers to the registry of the Labor Commissions as provided under Mexican Federal Labor Law.

Regulatory Obligations in China

Exploration for and exploitation of mineral resources in China is governed by the Mineral Resources Law of the PRC of 1986, amended effective January 1, 1997, and the Implementation Rules for the Mineral Resources Law of the PRC, effective March 26, 1994. In order to further implement these laws, on February 12, 1998 the State Council issued three sets of regulations: (i) Regulation for Registering to Explore Mineral Resources Using the Block System, (ii) Regulation for Registering to Mine Mineral Resources, and (iii) Regulation for Transferring Exploration and Mining Rights (together with the mineral resources law and implementation rules being referred to herein as "Mineral Resources Law").

Under Mineral Resources Law, the Ministry of Land and Resources and its local authorities (the "MLR") is in charge of the supervision of mineral resource exploration and development. The mineral resources administration authorities of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are in charge of the supervision of mineral resource exploration and development in their respective administration areas. The people's governments of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are in charge of coordinating the supervision by the mineral resources administration authorities on the same level.

The Mineral Resources Law, together with the Constitution of the PRC, provides that mineral resources are owned by the State, and the State Council, the highest executive organization of the State, which regulates mineral resources on behalf of the State. The ownership rights of the State include the rights to: (i) occupy, (ii) use, (iii) earn, and (iv) dispose of, mineral resources, regardless of the rights of owners or users of the land under which the mineral resources are located. Therefore, the State is free to authorize third parties to enjoy its rights to legally occupy and use mineral resources and may collect resource taxes and royalties pursuant to its right to earn. In this way, the State can control and direct the development and use of the mineral resources of the PRC.

Mineral Resources Licenses

China has adopted, under the Mineral Resources Law, a licensing system for the exploration and exploitation of mineral resources. The MLR is responsible for approving applications for exploration licenses and mining licenses. The approval of the MLR is also required to transfer exploration licenses and mining licenses.

Applicants must meet certain conditions as required by related rules/regulations. Pursuant to the Regulations for Registering to Mine Mineral Resources, the applicant for mining rights must present the required documents, including a plan for development and use of the mineral resources and an environmental impact evaluation report. The Mineral Resources Law allows individuals to exploit sporadic resources, sand, rocks and clay for use as construction materials and a small quantity of mineral resources for sustenance. However, individuals are prohibited from mining mineral resources that are more appropriately mined at a certain scale by a company, specified minerals that are subject to protective mining by the State and certain other designated mineral resources.

Once granted, all exploration and mining rights under the licenses are protected by the State from encroachment or disruption under the Mineral Resources Law. It is a criminal offence to steal, seize or damage exploration facilities, or disrupt the working order of exploration areas.

Exploration Rights

In order to conduct exploration, a Sino-foreign cooperative joint venture ("CJV") must apply to the MLR for an exploration license. Owners of exploration licenses are "licensees". The period of validity of an exploration license can be no more than three years. An exploration license area is described by a "basic block". An exploration license for metallic and non-metallic minerals has a maximum of 40 basic blocks. When mineral resources that are feasible for economic development have been discovered, a licensee may apply for the right to develop such mineral resources. The period of validity of the exploration license can be extended by application and each extension can be for no more than two years. The annual use fee for an exploration license is RMB 100 per square kilometre for the first three years and increases by RMB 100 per square kilometre for each subsequent year, subject to a maximum fee of RMB 500 per square kilometre.

During the term of the exploration license, the licensee has the privileged priority to obtain mining rights to the mineral resources in the exploration area, provided that the licensee meets the qualifying conditions for mining rights owners. An exploration licensee has the rights, among others, to: (i) explore without interference within the area under license during the license term, (ii) construct the exploration facilities, and (iii) pass through other exploration areas and adjacent ground to access the licensed area.

After the licensee acquires the exploration license, the licensee is obliged to, among other things: (i) begin exploration within the prescribed term, (ii) explore according to a prescribed exploration work scheme, (iii) comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection, (iv) make detailed reports to local and other licensing authorities, (v) close and occlude the wells arising from exploration work, (vi) take other measures to protect against safety concerns after the exploration work is completed, and (vii) complete minimum exploration expenditures as required by the Regulations for Registering to Explore Resources Using the Block.

Mining Rights

In order to conduct mining activities, a CJV must also apply for a mining license from the MLR. Owners of mining rights, or "concessionaires", are granted a mining license to mine for a term of no more than ten to thirty years, depending on the magnitude or size of the mining project. A mining license owner may extend the term of a mining license with an application 30 days prior to expiration of the term. The annual use fee for a mining license is RMB 1,000 per square kilometre per year.

A mining license owner has the rights, among others, to: (i) conduct mining activities during the term and within the mining area prescribed by the mining license, (ii) sell mineral products (except for mineral products that the State Council has identified for unified purchase by designated units), (iii) construct production and living facilities within the mine area, and (iv) use the land necessary for production and construction, in accordance with applicable laws.

A mining license owner is required to, among other things: (i) conduct mine construction or mining activities within a defined time period, (ii) conduct efficient production, rational mining and comprehensive use of the mineral resources, (iii) pay resources tax and mineral resources compensation (royalties) pursuant to applicable laws, (iv) comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection, (v) be subject to the supervision and management by the departments in charge of geology and mineral resources, and (vi) complete and present mineral reserves forms and mineral resource development and use statistics reports, in accordance with applicable law.

Transfer of Exploration and Mining Rights

A mining company may transfer its exploration or mining licenses to others, subject to the approval of MLR.

An exploration license may only be transferred if the transferor has: (i) held the exploration license for two years after the date that the license was issued, or discovered minerals in the exploration block, which are able to be explored or mined further, (ii) a valid and subsisting exploration license, (iii) completed the stipulated minimum exploration expenditures, (iv) paid the user fees and the price for exploration rights pursuant to the relevant regulations, and (v) obtained the necessary approval from the authorized department in charge of the minerals.

Mining rights may only be transferred if the transferor needs to change the ownership of such mining rights because it is: (i) engaging in a merger or split, (ii) entering into equity or cooperative joint ventures with others, (iii) selling its enterprise assets, or (iv) engaging in a similar transaction that will result in an alteration of the property ownership of the enterprise.

Additionally, when state-owned assets or state funds are involved in a transfer of exploration licenses and mining licenses, the related state-owned assets rules and regulations apply and a proper evaluation report must be completed and filed with the MLR.

Speculation in exploration and mining rights is prohibited. The penalties for speculation are that the rights of the speculator may be revoked, illegal income from speculation confiscated and a fine levied.

Environmental Laws

In the past ten years, Chinese laws and policies regarding environmental protection have moved towards stricter compliance standards and stronger enforcement. In accordance with the Environmental Protection Law of the PRC adopted by the Standing Committee of the PRC National People's Congress on 26 December 1989, the General Administration of Environmental Protection Bureau under the State Council sets national environmental protection standards. The various local environmental protection bureaus may set stricter local standards for environmental protection. CJVs are required to comply with the stricter of the two standards.

The basic laws in China governing environmental protection in the mineral industry sector of the economy are the Environmental Protection Law and the Mineral Resources Law. Applicants for mining licenses must submit environmental impact assessments, and those projects that fail to meet environmental protection standards will not be granted licenses. In addition, after the exploration, a licensee must take further actions for environmental protection, such as performing water and soil maintenance. After the mining licenses have expired or a licensee stops mining during the license period and the mineral resources have not been fully developed, the licensee shall perform other obligations such as water and soil maintenance, land recovery and environmental protection in compliance with the original development scheme, or must pay the costs of land recovery and environmental protection. After closing the mine, the mining enterprise must perform water and soil maintenance, land recovery and environmental protection in compliance with mine closure approval reports, or must pay certain costs, which include the costs of land recovery and environmental protection.

Land and Construction

The holder of an exploration license or mining license should apply for land use right with MLR to conduct exploration or mining activities on the land covered by the exploration license or mining license. The license holder should file an application to MLR for the land use right with its exploration license or mining license. If the application is approved by the competent government authority, the MLR would issue an approval to the land use right applicant. Then, the local MLR would enter into a land use right contract with the license holder. The license holder should pay relevant price and fees in accordance with the contract and then obtain a land use right certificate from MLR. In practice, instead of obtaining a long-term land use right, an exploration license holder may apply for a temporary land use right, which would normally be valid for 2 years and may be renewed upon application.

The company should also apply for other zoning and construction permits to conduct construction on the land. PRC laws require a company to obtain the land zoning permit and construction zoning permit with the local zoning authorities under the Ministry of Construction (MOCON). Then, the company is required to enter into a construction contract with a qualified constructor and file the construction contract to the local construction authorities under the MOCON and obtain a construction permit. After the construction is completed, the company should apply for the construction authorities and related environmental and fire departments for the check and acceptance of the construction. Upon the pass of check and acceptance, the company should apply with local housing authorities to register the constructed buildings in its own name and obtain a housing ownership certificate.

Environmental Law

We are responsible for providing a safe working environment, not disrupting archaeological sites, and conducting our activities to prevent unnecessary damage to the area in which our mineral claims are located. At this time, we do not believe that the cost of compliance at the federal, state and local levels will be significant.

We intend to secure all necessary permits required for exploration. We anticipate no discharge of water into active streams, creeks, rivers, lakes or other bodies of water regulated by environmental law or regulation.

We also anticipate that no endangered species will be disturbed. Restoration of the disturbed land will be completed according to law, and all holes, pits and shafts will be sealed upon abandonment of the mineral claims. It is difficult to estimate the cost of compliance with the environmental laws, because the full nature and extent of our proposed activities cannot be determined until we start our operations.

We believe we are in compliance with the environment laws, and that we will continue to be able to comply with such laws in the future.

Employees and Employment Agreements

We currently have one consultant, a geologist, supervising the exploration program in Mexico. We pay him a total of approximately $12,000 per month, including expenses for his services during our exploration program. He is responsible for retaining the drilling contractor, having the core samples assayed, designing and engineering the mine and supervising the drill program, among other things. Core drilling costs already completed total approximately $500,000. Analyzing the core samples cost approximately $125,000. In addition to the foregoing, there are approximately 10 other employees in Mexico.

In China we have one employee serving as administrative staff member in our Beijing representative office. We pay him $2,000 per month.

Other than the foregoing, our executive employees are Marc Hazout, our Chief Executive Officer, President and Director, and Colin Sutherland, our Chief Financial Officer and Director. In addition, we have three consultants working in our head office in Toronto, an office administrator and manger, an information technology and investor relations manager and a Corporate Controller, being paid collectively a total of $22,000 per month.

On November 15, 2005, we entered into an Employment Agreement with Marc Hazout. The Employment Agreement provides that Mr. Hazout shall be employed by us for a term of five years, and is entitled to a base salary of $288,000 per year. He received 1,000,000 restricted common shares as a signing bonus and in consideration of his facilitation of the transactions with Linear Gold Corp. Further, he is entitled to eight weeks paid holiday and fourteen (14) personal days, sick leave, medical and group insurance, participation in our pension or profit sharing plans, and a car allowance of up to $3,000 per month. In the event we terminate the Employment Agreement without cause, he will be entitled to severance equal to 100% of his remaining base salary under the Employment Agreement, plus an amount equal to 100% of the base salary plus full medical coverage for 12 months following the termination date. The Employment Agreement contains provisions prohibiting him from competing with us or soliciting customers or employees from us for a period of one year following the termination of his employment.

On August 15, 2007, we entered into an Employment Agreement with Colin Sutherland for the position of Chief Financial Officer. The Employment Agreement provides that Mr. Sutherland shall be employed by us for a term of three years, and is entitled to a base salary of CAD$6,000 per month. He received 500,000 restricted common shares as a signing bonus and has received options to purchase 500,000 common shares at a price of $0.945 per share for a period of three years. The position is part-time, as Mr. Sutherland is also president and director of Nayarit Gold Inc. In the event we terminate the Employment Agreement without cause, he will be entitled to notice of 4 weeks during the first year of the term, 8 weeks during the second year of the term or 12 weeks during the third year of the term, or the applicable severance pay in lieu of the above.

Intellectual Property

We have no patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts that management believes have any value.

Risk Factors

You should consider each of the following risk factors and any other information set forth in this Form 10-QSB and the other Company's reports filed with the Securities and Exchange Commission ("SEC"), including the Company's financial statements and related notes, in evaluating the Company's business and prospects. The risks and uncertainties described below are not the only ones that impact on the Company's operations and business. Additional risks and uncertainties not presently known to the Company, or that the Company currently considers immaterial, may also impair its business or operations. If any of the following risks actually occur, the Company's business and financial condition, results or prospects could be harmed.

Risks Relating To Our Operations

None of the properties in which we have an interest or the right to earn an interest has any known reserves.

None of the properties in which we have an interest or the right to earn an interest has any reserves. To date, we have engaged in only limited preliminary exploration activities on the properties and accordingly, we do not have sufficient information upon which to assess the ultimate success of our exploration efforts. If we do not establish reserves, we may be required to curtail or suspend our operations, in which case the market value of our common stock may decline, and you may lose all or a portion of your investment.

Our current cash will only fund our business as currently planned for the next 2 months. We will need additional funding, either through equity or debt financings or partnering arrangements, that could negatively affect us and our stock price.

We will need significant additional funds to continue operations, which we may not be able to obtain. We estimate that we must raise approximately $6 million over the next 12 months to fund our anticipated capital requirements and our obligations under the agreements for the concessions in Cerro las Minitas, Mexico and the agreement with Sino-Top. Our agreement with Jaime Muguiro Pena required us to make a $100,000 payment on closing, with further payments totaling $350,000 made during 2006, along with 450,000 restricted common shares. Our agreement with Ramon Tomas Davila Flores required us to make a payment of closing at $245,000 along with 110,000 restricted common shares. Our agreement with Minera Real Victoria, S.A. de C.V. required us to make a $100,000 payment on closing along with 2,000,000 restricted common shares; further payments of $100,000 were paid on September 11, 2006 and March 14, 2007, and we must make a final payment of $100,000 in 2008. We estimate that we will need to raise approximately $2,400,000 to meet our obligations under the Cerro las Minitas agreements, as well as to continue with the exploration and mining of the properties throughout 2008. Our agreement with Silvia Villasenor Haro, the owner of Puro Corazon, required us to make payments of $50,000 at closing. In addition, we will require an additional $2,000,000 should we choose to exercise the option to purchase the mining concession from Silvia Villasenor Haro within 3 years of the closing or $3,000,000 within 5 years of the closing. We currently do not have arrangements in place to raise the capital to fund these obligations. All payments in Mexico were and are subject to Value Added Tax (V.A.T.) for which we are entitled to be refunded as a non-Mexican entity.

We have invested approximately $1,123,000 into Sino-Top to date, and intend to invest approximately $3,600,000 into Sino-Top in 2008 towards exploration and property maintenance on the nine properties in the portfolio, with emphasis on bringing the Erbaohuo silver mine into production in 2008, and conducting a Canadian National Instrument 43-101 conversion program on the balance of the eight properties. We currently have a NI 43-101 report for the Erbaohuo property. We currently do not have arrangements in place to raise the capital to fund these obligations.

We have historically satisfied our working capital requirements through the private issuances of equity securities and from related parties. We will continue to seek additional funds through such channels and from collaboration and other arrangements with corporate partners. However, we may not be able to obtain adequate funds when needed or funding that is on terms acceptable to us. If we fail to obtain sufficient funds, we may need to delay, scale back or terminate some or all of our mining exploration programs.

We are an exploration stage company, and based on our negative cash flows from operating activities there is uncertainty as to our ability to continue as a going concern.

From inception, we have generated limited revenues and have experienced negative cash flows from operating losses. We anticipate continuing to incur such operating losses and negative cash flows for the foreseeable future, and to accumulate increasing deficits as we increase our expenditures for exploration and mining of minerals, infrastructure, research and development and general corporate purposes. Any increases in our operating expenses will require us to achieve significant revenue before we can attain profitability. Our history of operating losses and negative cash flows from operating activities will result in our continued dependence on external financing arrangements. In the event that we are unable to achieve or sustain profitability or are otherwise unable to secure additional external financing, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern. Any such inability to continue as a going concern may result in our security holders losing their entire investment. There is no guaranty that we will generate revenues or secure additional external financing. Our financial statements, which have been prepared in accordance with the United States GAAP, contemplate that we will continue as a going concern and do not contain any adjustments that might result if we were unable to continue as a going concern. Changes in our operating plans, our existing and anticipated working capital needs, the acceleration or modification of our expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions or other events will all affect our ability to continue as a going concern. See "Management's Plan of Operations".

The reports of independent auditors of our consolidated financial statements included in the previously filed 10-KSB annual report contain explanatory paragraphs which note our recurring operating losses since inception, our lack of capital and lack of long term contracts related to our business plans, and that these conditions give rise to substantial doubt about our ability to continue as a going concern. In the event that we are unable to successfully achieve future profitable operations and obtain additional sources of financing to sustain our operations, we may be unable to continue as a going concern. See "Management's Plan of Operation" and our consolidated financial statements and notes thereto included in this annual report.

We have a history of operating losses and we anticipate future losses.

Since we changed our business focus to silver exploration, we have generated no revenues. We incurred losses of approximately $8,396,760 and $8,551,143 respectively, for the fiscal year ended December 31, 2006 and the nine month period ending September 30, 2007. We have accumulated losses since inception of approximately $19,916,756. We anticipate that losses will continue until such time when revenue from operations is sufficient to offset our operating costs, if ever. If we are unable to increase our revenues or to increase them significantly enough to cover our costs, our financial condition will worsen and you could lose some or all of your investment.

Because our management does not have technical training or experience in exploring for, starting and operating an exploration program, we will have to hire personnel to conduct these efforts. If we can not effectively supervise or retain such personnel, we may have to suspend or cease operations, which will result in the loss of your investment.

Because our management is inexperienced with exploring for, starting and operating an exploration program, we hired new employees and contractors to perform surveying, exploration and excavation of mineral claims that we may acquire. Other than our Chief Financial Officer, Colin Sutherland, our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management must rely on the personnel it has hired or retained to assist them in making critical engineering and business decisions. Consequently, our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry if our management is unable to supervise and retain qualified personnel to carry out these tasks. As a result we may have to suspend or cease operations, which will result in the loss of your investment.

Our success also depends on our ability to hire and retain skilled operating, marketing, technical, financial and management personnel. In the mining sector, competition in connection with hiring and retaining skilled, dependable personnel is intense. We may not offer salaries or benefits that are competitive with those offered by our competitors, who may have significantly more resources when compared to us. As such, even if we were to succeed in hiring skilled personnel, we may not succeed in retaining them.

Because we do not have much capital, we may have to limit our exploration activity, which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such, we may not be able to complete an exploration program that is as thorough as the one that we currently anticipate on conducting. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues, in which case, you will lose your investment.

Pursuant to Section 404 Of The Sarbanes-Oxley Act Of 2002 ("Section 404"), we will be required, beginning with our annual report on Form 10-KSB for the fiscal year ending December 31, 2007, to include in our annual reports on Form 10-KSB, our management's report on internal control over financial reporting and for the fiscal year ending December 31, 2008, the registered public accounting firm's attestation report on our management's assessment of our internal control over financial reporting.

We have not prepared an internal plan of action for compliance with the requirements of Section 404. As a result, we cannot guarantee that we will not have any "significant deficiencies" or "material weaknesses" reported by our independent registered public accounting firm. Compliance with the requirements of Section 404 is expected to be expensive and time-consuming. If we fail to complete this evaluation in a timely manner, or if our independent registered public accounting firm cannot timely attest to our evaluation, we could be subject to regulatory scrutiny and a loss of public confidence in our internal control over financial reporting. In addition, any failure to establish an effective system of disclosure controls and procedures could cause our current and potential shareholders and customers to lose confidence in our financial reporting and disclosure required under the Securities and Exchange Act of 1934, which could adversely affect our business.

Because our interests are in Mexico and China, our business is subject to additional risks associated with doing business outside the United States.

We expect that a portion of our revenues, if any, may be derived from sales of our products in foreign markets. Accordingly, we will be subject to all risks associated with foreign trade. These risks include:

  shipping delays,

  increased credit risks,

  trade restrictions,

  export duties and tariffs,

  fluctuations in foreign currency, and

  uncertainties in international, political, regulatory and economic developments.

In addition, we anticipate that our foreign operations will require us to devote significant resources to system installation, training and service, areas in which we have limited experience.

It is possible that third parties will challenge our title for the properties in which we have an interest.

We have not obtained title insurance for our properties. It is possible that the title to the properties in which we have our interest will be challenged or impugned. If such claims are successful, we may lose our interest in such properties.

Because all of our assets, our officers and our directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us, our officer or our director.

All of our assets are located outside of the United States, the individuals serving as officers and directors are nationals and/or residents of a country or countries other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officers and directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce such judgments rendered by the courts of the United States. There is also uncertainty as to whether the courts of Canada or other jurisdictions would be competent to hear original actions brought in Canada or other jurisdictions against us or our officers and directors predicated upon the securities laws of the United States or any state thereof.

Our President - Chief Executive Officer controls a significant percentage of our common stock.

As of November 14, 2007, Marc Hazout, our President and Chief Executive Officer, owned beneficially approximately 26% of our outstanding common stock. Mr. Hazout is able to influence all matters requiring stockholder approval, including election of directors and approval of significant corporate transactions. This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our common stock. In addition, Mr. Hazout is in a position to impede transactions that may be desirable for other shareholders. He could, for example, make it more difficult for anyone to take control of us.

Risks Relating To The Industry In General

Planned exploration, and if warranted, development and mining activities involve a high degree of risk.

We cannot assure you of the success of our planned operations. Exploration costs are not fixed, and resources cannot be reliably identified until substantial development has taken place, which entails high exploration and development costs. The costs of mining, processing, development and exploitation activities are subject to numerous variables which could result in substantial cost overruns. Mining for silver and other base or precious metals may involve unprofitable efforts, not only from dry properties, but from properties that are productive but do not produce sufficient net revenues to return a profit after accounting for mining, operating and other costs.

Our mining operations may be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If our drilling activities are not successful, we will experience a material adverse effect on our future results of operations and financial condition.

In addition to the substantial risk that the mines that we drill will not be productive or may decline in productivity after commencement of production, there are hazards inherent in geothermal exploration and production. Such hazards include unusual or unexpected geologic formations, pressures, downhole fires, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of well fluids, pollution and other physical and environmental risks. These hazards could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. As protection against operating hazards, we maintain insurance coverage against some, but not all, of the potential losses. We do not fully insure against all risks associated with our business because insurance is either unavailable or its cost of coverage is prohibitive. The occurrence of an event that is not fully covered or covered at all by insurance could have a material adverse effect on our financial condition and results of operations. We do have directors and officers liability insurance.

The impact of governmental regulation could adversely affect our business.

Our business is subject to applicable domestic and foreign laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of mines, rates of production, prevention of waste and other matters. These laws and regulations may increase the costs and timing of planning, designing, drilling, installing, operating and abandoning our silver mines and other facilities. In addition, our operations are subject to complex environmental laws and regulations adopted by domestic and foreign jurisdictions where we operate. We could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs.

In addition, the submission and approval of environmental impact assessments may be required. Environmental legislation is evolving in a manner which means stricter standards; enforcement, fines and penalties for noncompliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Because the requirements imposed by these laws and regulations frequently change, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by former operators. In Mexico, changes in government leadership and/or the unionization of workers could adversely affect our operations. In China, political instability and unexpected state intervention could adversely affect our assets.

Decline in sliver prices may make it commercially infeasible for us to develop our property and may cause our stock price to decline.

The value and price of our common shares and warrants, our financial results, and our exploration, development and mining activities may be significantly adversely affected by declines in the price of silver and other precious metals. Silver prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of silver-producing countries throughout the world. The price of silver fluctuates in response to many factors, which are beyond anyone's prediction abilities. The prices used in making the estimates in our plans differ from daily prices quoted in the news media. The percentage change in the price of a metal cannot be directly related to the estimated mineralized material quantities, which are affected by a number of additional factors. Because mining occurs over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons. Such reasons include a belief that the low price is temporary, and/or the expense incurred is greater when permanently closing a mine.

Declines in the price of silver may cause our stock price to decline, which could cause you to lose money while making it difficult for us to raise capital for our ongoing operations.

Weather interruptions in China may affect and delay our proposed exploration operations.

Our proposed exploration work in China can only be performed approximately six to seven months out of the year. The cold, rain and snow make the roads leading to our claims impassible every year during certain times from November to March. When the roads are impassible, we are unable to conduct exploration operations on the mineral claim.

We may not have access to all of the supplies and materials we need to begin exploration, which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies such as dynamite as well as certain equipment like bulldozers and excavators that we might need to conduct exploration. If we cannot obtain the necessary supplies, we will have to suspend our exploration plans until we do obtain such supplies.

Risks Relating To The Market For Our Securities

Because the public market for shares of our common stock is limited, investors may be unable to resell their shares of common stock.

Currently there is only a limited public market for our common stock on the Over-The-Counter Bulletin Board in the United States. Thus investors may be unable to resell their shares of our common stock. The development of an active public trading market depends upon the existence of willing buyers and sellers who are able to sell their shares as well as market makers willing to create a market in such shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account. Such decisions of the market makers may be critical for the establishment and maintenance of a liquid public market in our common stock. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

A significant number of shares of our common stock are eligible for sale in the United States, which could have an adverse effect on the market price for our common stock and could adversely affect our ability to raise needed capital.

As of November 14, 2007, the number of shares in the public float on the Over-The-Counter Bulletin Board in the U.S. is approximately 67,361,488. The market price for our common stock could decrease significantly and our ability to raise capital could be adversely affected by the availability of a large number of shares.

The price of our common stock is volatile, which may cause investment losses for our shareholders.

The market for our common stock is highly volatile, having ranged in the last twelve months from a low of $0.47 to a high of $2.85 on the Over-The-Counter Bulletin Board. The trading price of our common stock on the Over-The-Counter Bulletin Board is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to us could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us, such litigation could result in substantial costs while diverting management's attention and resources.

Our common stock is considered to be a "penny stock," which may make it more difficult for investors to sell their shares.

Our common stock is considered to be a "penny stock." The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in these securities is provided by the exchange or system). Prior to a transaction in a penny stock, a broker-dealer is required to:

  deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market;
  provide the customer with current bid and offer quotations for the penny stock;
  explain the compensation of the broker-dealer and its salesperson in the transaction;
  provide monthly account statements showing the market value of each penny stock held in the customer's account; and
  make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock, and investors may find it more difficult to sell their shares.

RESULTS OF OPERATIONS

Three Months Ended September 30, 2007 and September 30,2006

Net sales were $NIL for both the quarters ended September 30, 2007 and September 30, 2006 as there was no production at any of the mining properties.

Total operating expenses for the Company were $3,952,578 (September 30, 2006: $1,606,470). There were increases in exploration expenditures and increases in General and Administrative expenses as the Company now has permanent headquarters, increases in salary and wages as more staff are required to run the head office, increases in professional fees in both legal and audit pertaining to regulatory reporting and disclosure, and increases in Advertising and Promotion, as the company continues to develop and execute its strategic plan and raise its Corporate visibility in the market place.

Net loss for the quarter ended September 30, 2007 was $3,961,465, compared to a net loss of $2,334,268 for the similar period in 2006. The principal reason for this is the impact of the factors discussed above.

Nine Months Ended September 30, 2007 and September 30, 2006

Net sales were $0 for both the nine month periods ended September 30, 2007 and September 30, 2006 for the reasons stated above.

Total operating expenses for the Company were $8,548,188 (September 30, 2006: $7,515,183). The increase was due to higher exploration costs as well as an increase in general and administrative expenditures to support business expansion.

Net loss for the nine months ended September 30, 2007 was $8,551,143 compared to a net loss of $8,242,981 for the similar period in 2006. The principal reason for this is the impact of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

The Company will need additional capital in order to finance its obligations to Sanhe Sino-Top Resources and Technologies Ltd., and the acquired properties in Cerro Las Minitas, Mexico, as well as to continue its attempt to acquire viable businesses and properties and to finance the administrative costs including but not limited to legal and accounting fees. The Company's management is seeking additional capital however, there is no assurance that this needed capital can be raised for our ongoing operations.

GOING CONCERN

As of September 30, 2007 the Company had an accumulated deficit of $19,916,756. The financial statements therefore have been prepared on a going concern basis as explained in Note 2 to the Financial Statements.

ITEM 3. CONTROLS AND PROCEDURES

On May 15, 2006, the Company entered into a trust arrangement with Travellers International Inc. ("TII"), an investment and merchant banking firm, for the deposit by the Company of $1 Million (the "Funds") for the purpose of investing the Funds on behalf of the Company. The trust arrangement was evidenced by a Declaration of Trust dated August 16, 2006. The Company had received proceeds of an equity financing to be used towards the Company's obligations in Mexico and China over the next several months. In the meantime, the Company decided to invest a portion of the financing proceeds for the purpose of obtaining a return on the proceeds invested.

Marc Hazout has served as Chief Executive Officer and President of the Company since June 1, 2002. Mr. Hazout has served as a director of the Company since June 1, 2002, and has served as the sole director of the Company since September 21, 2002. As of November 9, 2007, Mr. Hazout beneficially owned 26% of the shares of the common stock of the Company ("Company Shares").

Mr. Hazout has served as the Chief Executive Officer and President of TII since June 25, 1998. Mr. Hazout has served as sole director of TII since June 25, 1998. As of November 9, 2007, Mr. Hazout beneficially owned 100% of the shares of the capital stock of TII.

Mr. Hazout directed the investment by TII of the Funds in (i) 35,000 shares of common stock of Qualcomm at an aggregate purchase price of $1,636,814.10 on May 26, 2006, and (ii) 2,500 shares of the iShares Silver Trust exchange-traded fund ("ETF") at an aggregate purchase price of $303,635 on June 6, 2006. For purposes of convenience, TII's brokerage account at Union Securities Ltd. was used.

Over the course of the next few months, Mr. Hazout directed TII to purchase and sell shares of Qualcomm as detailed below. Mr. Hazout directed the purchase by TII of the following Qualcomm shares on the following dates:

(i)    35,000 shares on May 26, 2006 at an aggregate purchase price of $1,636,814.10;
(ii)     5,000 shares on August 21 2006 at an aggregate purchase price of $183,084.74;
(iii)    3,000 shares on September 7, 2006 at an aggregate purchase price of $115,774.11;
(iv)    2,000 shares on September 11, 2006 at an aggregate purchase price of $77,355.00;
(v)     2,500 shares on October 17, 2006 at an aggregate purchase price of $97,480.00;
(vi)    2,500 shares on October 18, 2006 at an aggregate purchase price of $98,330.00;
(vii)   1,500 shares on November 11, 2006 at an aggregate purchase price of $54,139.95

In addition, Mr. Hazout directed the sale by TII of the following Qualcomm shares on the following dates:

(i)       8,000 shares on July 25, 2006 for aggregate proceeds of $288,596.60;
(ii)      2,000 shares on August 2, 2006 for aggregate proceeds of $71,149.00;
(iii)     2,500 shares on September 15, 2006 for aggregate proceeds of $93,730.00;
(iv)     6,000 shares on September 20, 2006 for aggregate proceeds of $222,959.33;
(v)      1,500 shares on September 25, 2006 for aggregate proceeds of $56,350.00;
(vi)     2,500 shares on September 26, 2006 for aggregate proceeds of $97,185.00;
(vii)    2,500 shares on October 4, 2006 for aggregate proceeds of $91,250.25;
(viii)   5,000 shares on October 27, 2006 for aggregate proceeds of $184,060.21;
(ix)      1,500 shares on November 3, 2006 for aggregate proceeds of $54,274.00;
(x)    \10,000 shares on November 14, 2006 for aggregate proceeds of $349,186.00;
(xi)  10,000 shares on November 24, 2006 for aggregate proceeds of $369,763.59

Mr. Hazout subsequently directed the sale by TII of all of the ETF shares at an aggregate sale price of $308,378.52 on August 16, and 21, 2006.

Mr. Hazout directed the investment by TII in a total of 50,000 shares of First Majestic Resource Corp. on November 15, 2006, at an aggregate purchase price of $160,562 from the cash proceeds of the aforementioned sales. Mr. Hazout subsequently directed the sale by TII of all of the First Majestic shares on November 23, 2006 at an aggregate sale price of $154,525.

Mr. Hazout directed the investment by TII in a total of 276,545 Company Shares using $392,830 from the cash proceeds from the aforementioned sales as more particularly described below:

Mr. Hazout directed the purchase by TII of the following Company Shares on the following dates:

(i) 50,000 Company Shares on August 8, 2006 at an aggregate purchase price of $50,190.00;
(ii) 50,000 Company Shares on August 17, 2006 at an aggregate purchase price of $63,402.50;
(iii) 45,000 Company Shares on September 15, 2006 at an aggregate purchase price of $55,654.01;
(iv) 20,000 Company Shares on September 20, 2006 at an aggregate purchase price of $24,270.00; and
(v) 35,000 Company Shares on September 21, 2006 at an aggregate purchase price of $41,400.00.

The first of the three foregoing purchases on Form 4s were filed for Mr. Hazout with the Securities and Exchange Commission ("SEC") on August 10, 2006, August 21, 2006 and September 19, 2006, respectively. Mr. Hazout reported the last two of the foregoing purchases on a Form 4 filed with the SEC on September 22, 2006.

In course of working on the Form 10-QSB for the third quarter of the Company, SF Partnership, the independent auditors of the Company, notified the Company on November 8, 2006 that above-mentioned transactions may be determined to be in violation of the Sarbanes-Oxley Act of 2002, namely, Section 402 of this Act.

On November 20, 2006, Mr. Hazout directed TII to liquidate all the remaining shares of Qualcomm and First Majestic as detailed above, in order to return the proceeds in TII's account, which constituted all of the proceeds of disposition in the Company's account with TII less the margin amount and interest, to the Company. In addition, Mr. Hazout directed TII to order a stock certificate for the 276,545 Company Shares. On January 23, 2007, TII delivered a stock certificate for the 200,000 shares of the Company, which TII had been holding in trust on behalf of the Company, back to the Company’s transfer agent for cancellation. On June 28, 2007 TII delivered the remaining 76,545 share certificate to the transfer agent for cancellation. Mr. Hazout reported these on a Form 4 filed with the SEC on February 8, 2007. and July 31, 2007 respectively.

Of the $1 Million which TII had been provided in trust, approximately $187,000 has been return to the Company. Neither Mr. Hazout, nor TII received any fees or commissions as a result of TII's trusteeship as described herein.

The Company is taking actions to prevent the recurrence of events of this nature in the future, including hiring a Chief Financial Officer in August, 2007 and a Corporate Controller in to oversee the financial operations of the Company. In addition, three new additional members have been appointed to the Board of Directors. Under the supervision and with the participation of our management, including our Chief Executive Office and Chief Financial Officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as of September 30. 2007 (the "Evaluation Date"). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that, as of the Evaluation Date, our disclosure controls and procedures were effective in timely alerting them to material information relating to us required to be included in our periodic SEC filings.

Except as discussed above, there has been no change in the Company's internal control over financial reporting during the Company's third fiscal quarter and nine months year to date covered by this report that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings.

None

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

On February 5, 2007 the Company issued 584,000 units consisting of the Company's restricted common stock and warrants.

On April 2, 2007 the Company issued 230,000 units consisting of the Company's restricted common stock and warrants.

On May 22, 2007 the Company issued 175,000 units consisting of the Company's restricted common stock and warrants.

On July 27, 2007 the Company issued 500,000 units consisting of the Company's restricted common stock and warrants.

On October 19, 2007, the company issued 500,000 units consisting of the Company’s restricted stock and warrants, in consideration for the conversion of loans payable by the Company in the amount of $500,000.

All of the above private placements and the conversion of debt to equity totaled 1,989,000 units and Class A and B Warrants. Each Unit was priced at $1.00 and consists of one common share of the Company and share purchase warrants. One Class A Warrant was issued for each two shares and will entitle the holder to purchase an additional common share of the Company at any time over a period of two years from the date of closing of the private placement at an exercise price of $2.00. One Class B Warrant was issued for each two shares and will entitle the holder to purchase an additional common share of the Company at any time over a period of two years from the date of closing at an exercise price of $5.00.

The sale of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder. All of the purchasers of the shares were sophisticated and/or accredited investors, and were provided with information comparable to what would be required in a registration statement. The shares were issued with a restrictive legend.

The funds received from the above-mentioned private placements were used to meet the financial requirements to finance exploration operations in China and at Cerro Las Minitas, Mexico, and to pay legal, accounting and administrative expenses.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Submission of Matters to a Vote of Security Holders.

None.

Item 5. Other Information.

None.

Item 6. Exhibits.

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934.

31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934.

32.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350.

32.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER DRAGON RESOURCES INC.

Date: November 14, 2007	/s/ Marc Hazout
By: Marc Hazout, President and Chief Executive Officer

/s/ Colin Sutherland
By: Colin Sutherland, Chief Financial Officer